Exhibit 4.3

ATTACHMENT
TO
ARTICLES OF AMENDMENT
OF
SPORTS ENTERTAINMENT ENTERPRISES, INC.

Pursuant to Section 7-106-102 of the Colorado Business Corporation Act (the “Act”), the Board of Directors of Sports Entertainment Enterprises, Inc., a Colorado corporation (the “Corporation”), duly adopted the resolution set forth herein by unanimous written consent on February 7, 2005 in accordance with Section 7-108-202 of the Act.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby designate, create, authorize and provide for the issuance by the Corporation, out of the 5,000,000 unissued shares of Preferred Stock, no par value, that the Corporation is authorized to issue under its Articles of Incorporation, 1 Series C Convertible Preferred Share (the “Series C Preferred Share”) with a stated value of $1.00 per share (the “Stated Value”).  The Series C Preferred Share shall have the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions that are set forth in the Articles of Incorporation and in this resolution as follows:

1.                                       Certain Definitions.

Unless the context otherwise requires, each of the terms defined in this Section 1 shall have, for all purposes of these Articles of Amendment, the meaning herein specified (with terms defined in the singular having comparable meanings when used in the plural):

“Articles of Amendment” has the meaning set forth above.

“Articles of Incorporation” has the meaning set forth above.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day other than a Saturday, a Sunday or any day on which banking institutions in New York, New York, are required or authorized by law or other governmental action to be closed.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of the Corporation, including any Preferred Shares.

“Common Shares” means the Common Shares, no par value per share, of the Corporation.

“Conversion Share” has the meaning set forth in Section 5(a).

“Corporation” has the meaning set forth above.

“CBCA” means the Colorado Business Corporation Act, as amended.

“Disposition” has the meaning set forth in Section 13(a).

“Holder” means the record holder of the Series C Preferred Share, as shown on the books and records of the Transfer Agent.

“Immediate Family” means any relationship by blood, marriage, or adoption, not more remote than first cousin.

“Parity Shares” has the meaning set forth in Section 2.

“Permitted Holder” means: (i) the Holder or the beneficiary as of the date hereof of the Holder; (ii) any member of the Immediate Family of any natural Person in clause (i), (iii) any descendant of any natural Person identified in clause (i) or (ii) or member of the Immediate Family of any such descendant; or (iv) or any other trust or other similar entity formed for the direct or indirect benefit of any natural Person identified in clauses (i) through (iii).

“Person” means any individual, corporation, partnership, association, joint venture, trust or other entity or organization or a government or any agency or political subdivision thereof.

“Preferred Shares” means Capital Stock of the Corporation of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, over shares of Capital Stock of any other class of the Corporation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Shares” has the meaning set forth in Section 2.

“Series A Preferred Shares” means the Series A Convertible Senior Preferred Shares, no par value per share, of the Corporation.

“Series B Preferred Shares” means the Series B Voting Convertible Preferred Shares, no par value per share, of the Corporation.

“Series C Director” has the meaning set forth in Section 7(a).

“Stated Value” has the meaning set forth above.

“Transfer Agent” means the entity designated from time to time by the Corporation to act as the registrar and transfer agent for the Series C Preferred Share.

2.                                       Ranking.  The Series C Preferred Share shall, with respect to the payment of any dividend (as provided in Section 3 below) or rights on the liquidation, winding-up and dissolution of the Corporation (as provided in Section 4 below), rank (i) on a parity with all classes of Common Shares and each other class of Capital Stock or series of Preferred Shares established hereafter by the Board of Directors the terms of which expressly provide that such class or series ranks on a parity with the Series C Preferred Share as to the payment of dividends or rights on the liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Shares”) and (ii) junior to the Series A Preferred Shares and the Series B Preferred Shares of the Corporation and any future class of Preferred Shares established hereafter by the Board of Directors the terms of which expressly provide that such class or series ranks senior to the Series C Preferred Share as to the payment of dividends or rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as the “Senior Shares”).

3.                                       Dividends.

(a)                                  The Holder of the Series C Preferred Share shall be entitled to receive an amount equal to the amount (and in the form of consideration) that such Holder would be entitled to receive if such Holder had converted the Series C Preferred Share fully into one Common Share immediately before the record date for the payment of any such dividends on Common Shares.

(b)                                 Any such dividends will be paid to holder of record as it appears in the shareholder records of the Corporation at the close of business on the record date for such dividend on Common Shares, and the Corporation shall pay each such dividend on the applicable dividend payment date for such dividend on the Common Shares.

4.                                       Liquidation Preference.

(a)                                  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, subject to the prior preferences and other rights of any Senior Shares, the Holder of the Series C Preferred Share shall be entitled to be paid, on parity with any distribution to the holders of Parity Shares, an amount equal to the Stated Value out of the assets of the Corporation available for distribution to its shareholders.

(b)                                 For the purposes of these Articles of Amendment, the following events shall be a considered a liquidation of the Corporation: (i) the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or (ii) the sale, distribution or other disposition of all or substantially all of the Corporation’s assets.

5.                                       Conversion.  The Series C Preferred Share shall automatically convert into one Common Share (the “Conversion Share”) at the earliest to occur of the following events: (A) the Permitted Holders beneficially own in the aggregate less than 50% of the aggregate sum of (i) the outstanding Series B Preferred Shares of the Corporation issued as of the date hereof plus (ii) the outstanding Common Shares received upon conversion, if any, of such Series B Preferred Shares, (B) there is any transfer of the Series C Preferred Share (or the benefits thereof) to anyone other than a Permitted Transferee (other than a pledge permitted pursuant to Section 11(b)(ii) of these Articles of Amendment) and (C) if there has been a pledge permitted pursuant to Section 11(b)(ii) of these Articles of Amendment, such pledgee forecloses on its rights to, or otherwise seeks recourse to, or attempts to exercise the rights of the Holder under these Articles of Amendment.

6.                                       Voting Rights; Amendment; Waiver.

(a)                                  General. Except as otherwise required by law or expressly provided herein, the Holder shall have full voting rights and powers, and shall be entitled to vote on all matters put to a vote or consent of shareholders of the Corporation, voting together with the holders of the Common Shares as a single class, with the Holder of the Series C Preferred Share having the number of votes equal to one share of Common Stock that such Holder would be entitled to vote if such Holder held one Common Share as of the record date for the vote or consent which is being taken.

(b)                                 Voting With Respect to Certain Matters.  In addition to any matters requiring a separate vote of the Series C Preferred Share under applicable law, so long as the Series C Preferred Share is outstanding, the Corporation shall not, without first obtaining the approval of the Holder (by vote or written consent) of the Series C Preferred Share:

(i)                                     create, authorize, designate or issue, or obligate itself to create, authorize, designate or issue: any Series C Preferred Shares which are in addition to the number of shares initially authorized hereunder;

(ii)                                  alter, amend or repeal the Articles of Incorporation or the Corporation’s By-Laws in a manner that would limit or eliminate the Holder’s (and any Permitted Transferee’s) rights under these Articles of Amendment;

(iii)                               alter, amend or repeal these Articles of Amendment; or

(iv)                              effect a reclassification, merger, consolidation, recapitalization or similar transaction unless the surviving corporation shall maintain outstanding these Articles of Amendment or as a part of and as a condition to the effectiveness of such transaction shall issue to the Holder a preferred share with terms identical to the terms of the Series C Preferred Share.

7.                                       Board Designee.  To the fullest extent permitted by the Securities Act, the rules of any national securities exchange or national over-the-counter market on which the Common Shares are listed or traded and other applicable law, statute, rule or regulation:

(a)                                  The Holder, voting separately as a class, shall be entitled at each annual meeting of the shareholders of the Corporation, at each special meeting of the shareholders of the Corporation involving the election of directors of the Corporation, and at all other times at which shareholders of the Corporation will have the right to or will vote for or render consent in writing regarding the election of directors of the Corporation, subject only to (c) below, to elect one (1) member of the Board of Directors (the “Series C Director”) and to remove from office such director and to fill any vacancy created by the resignation or removal of such director.  Such Series C Director must be reasonably acceptable to the Corporation.  The Holder shall not be entitled at any point in time to elect more than one (1) member of the Board of Directors pursuant to these Articles of Amendment.

(b)                                 At the request of the Holder, such Series C Director shall be appointed by the Board of Directors to serve on each and every committee of the Board of Directors to the extent permitted by the Securities Act, the rules of any national securities exchange or national over-the-counter market on which the Common Shares are listed or traded and other applicable law, statute, rule or regulation.

(c)                                  In the case of any vacancy in the office of a director elected by the Holder of the Series C Preferred Share, the Holder of the Series C Preferred Share may, by written consent, elect a successor or successors to hold the office for the unexpired term of the director whose place shall be vacant.

(d)                                 The Series C Director shall be compensated for such director’s service or reimbursed for out-of-pocket expenses on the Board of Directors only if and to the extent that any non-independent director serves on the Board of Directors and is compensated for service in respect thereof or reimbursed for out-of-pocket expenses in respect thereof. Nothing in this paragraph (d) is meant to limit rights to indemnification.

8.                                       Payment.

(a)                                  All amounts payable in cash with respect to the Series C Preferred Share shall be payable in United States dollars at the office or agency of the Corporation maintained for such purpose within the City and State of New York or, at the option of the Corporation, payment of dividends (if any) may be made by check mailed to the Holder of the Series C Preferred Share at the addresses set forth in the register of Holder of Series C Preferred Share maintained by the Transfer Agent.

(b)                                 Any payment on the Series C Preferred Share due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, provided that dividends shall continue to accrue until such next succeeding Business Day.

(c)                                  The Corporation will initially act as the “Transfer Agent” and the “Paying Agent.” The Corporation may at any time terminate the appointment of any Paying Agent and appoint additional or other Paying Agents; provided that until the Series C Preferred Share has been delivered to the Corporation for cancellation, or moneys sufficient to pay the liquidation preference of the Series C Preferred Share as provided in Section 4 shall have been made available for payment and either paid or returned to the Corporation as provided in these Articles of Amendment, the Corporation shall maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of shares of Series C Preferred Share for payment and exchange.

(d)                                 All moneys and shares deposited by the Corporation with any Paying Agent or held by the Corporation in trust for the payment of the liquidation preference as provided in Section 4 on the Series C Preferred Share, which moneys and shares remain unclaimed at the end of two years after such payment has become due and payable shall be repaid to the Corporation, and the Holder of the Series C Preferred Share in respect of which such moneys and shares were so deposited or held in trust shall thereafter look only to Corporation for payment thereof.

9.                                       Reissuance of Series C Preferred Share. If the Series C Preferred Share issued pursuant to these Articles of Amendment has been reacquired by the Corporation in any manner, including being purchased or redeemed or exchanged, it shall (upon compliance with any applicable provisions of the laws of Colorado) have the status of an authorized but unissued Preferred Shares of the Corporation undesignated as to series and may be redesignated and reissued as part of any series of Preferred Shares of the Corporation.

10.                                 Notices.  Corporation will provide to the Holder of the Series C Preferred Share all communications sent by the Corporation to the holders of the Common Shares..

11.                                 Lock-Up.

(a)                                  Except as contemplated herein, the Holder will not, without the prior written consent of the Corporation, directly or indirectly offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase, enter into any contract to sell or otherwise dispose of or transfer the Series C Preferred Share (each of the foregoing referred to as a “Disposition”).

(b)                                 Notwithstanding the foregoing, (i) the Holder may make a Disposition of its Series C Preferred Share to any Permitted Holder; and (ii) the Holder may pledge the Series C Preferred Share in connection with any bona fide financing transaction involving the pledge of a substantial portion of the Holder’s assets.

(c)                                  Without limiting the restrictions herein, any Disposition by the Holder of the Series C Preferred Share shall remain at all times subject to applicable securities laws, including without limitation the resale restrictions imposed by Rule 144 promulgated under the Securities Act.

12.                                 Headings of Subdivisions.  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

13.                                 Severability of Provisions.  If any powers, preferences and relative, participating, optional and other special rights of the Series C Preferred Share and the qualifications, limitations and restrictions thereof set forth in these Articles of Amendment (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other powers, preferences and relative, participating, optional and other special rights of the Series C Preferred Share and the qualifications, limitations and restrictions thereof set forth in these Articles of Amendment (as so amended) which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional and other special rights of the Series C Preferred Share and the qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no powers, preferences and relative, participating, optional or other special rights of the Series C Preferred Share and the qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such powers, preferences and relative, participating, optional or other special rights of Series C Preferred Share and qualifications, limitations and restrictions thereof unless so expressed herein.